Exhibit 21.1

Tabula Rasa HealthCare, Inc. Subsidiaries

The following are the Company’s subsidiaries as of December 31, 2019 and the states or jurisdictions in which they are organized; provided, however, the names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2019, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended.

NAME	JURISDICTION OF ORGANIZATION OR INCORPORATION
TRHC OpCo, Inc. (formerly known as CareKinesis, Inc.)	Delaware
Capstone Performance Systems, LLC	Delaware
Cognify, LLC	Delaware
eClusive L.L.C.	Minnesota
Mediture, LLC	Minnesota
Medliance, LLC	Arizona
J.A. Robertson, Inc.	California
TRSHC Holdings, LLC	Delaware
SinfoníaRx, Inc.	Arizona
TRHC MEC Holdings, LLC	Delaware
TRHC DM Holdings, LLC	Delaware
PrescribeWellness, LLC	Arizona
DM Acquisition Pty Ltd	Australia
DoseMe Holdings Pty Ltd	Australia
DoseMe Pty Ltd	Australia
DoseMe LLC	Minnesota